Exhibit 99

NEWS RELEASE

CONTACT:

Investors and Media:

Brendan Harrington, Interim Chief Executive Officer

(716) 887-7244

CTG ANNOUNCES 2014 THIRD QUARTER CONFERENCE CALL AND WEBCAST INFORMATION

BUFFALO, N.Y. — October 15, 2014 — CTG (NASDAQ: CTG), an information technology (IT) staffing and solutions company, today announced that it would release its 2014 third quarter financial results on Tuesday, October 21, 2014 before the market opens, followed by a conference call to discuss its financial results and business strategy at 8:30 a.m. Eastern Daylight Time. CTG Interim Chief Executive Officer Brendan M. Harrington will lead the call. Interested parties can dial in to 1-888-276-0010 between 8:10 a.m. and 8:20 a.m. and ask for the CTG conference call. A replay of the call will be available between 10:30 a.m. Eastern Daylight Time October 21, 2014 and 11:00 p.m. Eastern Daylight Time October 24, 2014 by dialing 1-800-475-6701 and entering the conference ID number 306734.

A live webcast of the call will also be available on CTG’s web site: http://www.ctg.com. The webcast will also be archived on CTG’s web site at http://investor.ctg.com/events.cfm for 90 days following completion of the conference call.

About CTG

CTG develops innovative IT solutions to address the business needs and challenges of companies in several higher-growth industries including healthcare, technology services, energy, and financial services. As a leading provider of IT and business solutions to the healthcare market, CTG helps healthcare institutions, physician practice groups, payers, and related organizations achieve clinical and financial goals. CTG has developed for the healthcare provider and payer markets unique, proprietary software solutions that support better and lower cost healthcare. CTG also provides managed services IT staffing for major technology companies and large corporations. Backed by nearly 50 years of experience, proprietary methodologies, and an ISO 9001-certified management system, CTG has a proven track record of delivering high-value, industry-specific solutions. CTG operates in North America and Western Europe. CTG posts news and other important information online at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, current and proposed legislation and governmental regulations that may affect the Company and/or its customers, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2013 Form 10-K, which is incorporated by reference and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

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